Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MuleSoft, Inc.:

We consent to the use of our report dated February 22, 2018, with respect to the consolidated balance sheets of MuleSoft, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

February 22, 2018